EXHIBIT 99.1

WM CFO Devina Rankin to Retire

David Reed to Succeed Rankin

Houston — August 21, 2025 — WM (NYSE: WM) announced that Devina Rankin, executive vice president and chief financial officer, is planning to retire. After nearly 23 successful years with the company, Rankin has decided to dedicate focus to her long-standing passions for education and not-for-profit service. She will transition out of the CFO role in November 2025 and will remain as an executive advisor to ensure an effective transition through March 2026.

“Devina has been an invaluable contributor to WM’s successes over the years, whether it be collaborating to deliver impressive financial results or evolving our strategy and culture to focus on growth, technology, sustainability, and our core values,” said Jim Fish, chief executive officer. “As a passionate, driven, and people-centric leader, she has played an incredibly important role on WM’s senior leadership team since becoming CFO in 2017.  Devina’s eight and a half years with me as CFO and CEO have been hugely impactful to me, to our company, and to our shareholders.  I know Devina is excited to take this next big step in her life, and I have no doubt that she will be successful.”

David Reed will succeed Rankin as executive vice president and CFO. Reed, who has been with the company for eight years, is currently vice president and business partner for WM’s West Tier operations and before that served as the company’s vice president and treasurer. He brings extensive finance and leadership experience to the role with a background that includes investment banking, investor relations, corporate finance, treasury, and operations enablement. More information on Reed can be found at investors.wm.com.

“David is a well-respected leader known for his strategic thinking, discipline, and partnership,” said Fish. “He has been a valuable member of the WM finance and operations teams, and we are confident in his ability to scale his impact as we focus on WM’s long-term growth.”

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial, medical and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them pursue their sustainability goals. In North America, WM has the largest disposal network and collection fleet, is the largest recycler and is a leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants, as well as the largest heavy-duty natural gas truck fleet in the industry. WM Healthcare Solutions provides collection and disposal services of regulated medical waste and secure information destruction services in the U.S., Canada and Western Europe. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

FOR MORE INFORMATION

WM

Website

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Werner

media@wm.com

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